         EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                     (In thousands, except per share data)

                                                        For the Quarter       For the Six Months
                                                        Ended March 31,         Ended March 31,
                                                     -------------------      ------------------
                                                       1996        1997         1996       1997
                                                     -------     -------      -------    -------
Net income.......................................    $ 6,399     $29,870      $11,084    $48,181
Less: Accrual of preferred stock dividends.......        (18)        -            (66)       -
                                                     -------     -------      -------    -------
Net income applicable to common stock............    $ 6,381     $29,870      $11,018    $48,181
                                                     -------     -------      -------    -------
                                                     -------     -------      -------    -------
Average common shares outstanding................     24,633      33,396       22,432     30,511
Common stock equivalents:
Warrants and options.............................        444       1,526          359      1,436
                                                     -------     -------      -------    -------
Weighted average common and common
 equivalent shares outstanding...................     25,077      34,922       22,791     31,947
                                                     -------     -------      -------    -------
                                                     -------     -------      -------    -------
Primary net income per share of common stock.....    $  0.25     $  0.86      $  0.48    $  1.51
                                                     -------     -------      -------    -------
                                                     -------     -------      -------    -------
Net income:......................................    $ 6,399     $29,870      $11,084    $48,181
Add: Interest from convertible debt..............        -         1,267          -        3,034
Less: Accrual of preferred stock dividends.......        (18)        -            (66)       -
    Tax effect on convertible debt interest......        -          (482)         -       (1,153)
                                                     -------     -------      -------    -------
Net income applicable to common stock............    $ 6,381     $30,655      $11,018    $50,062
                                                     -------     -------      -------    -------
                                                     -------     -------      -------    -------
Average common shares outstanding................     24,633      33,396       22,432     30,511
Common stock equivalents:
Warrants and options.............................        444       1,526          359      1,528
Convertible subordinated debts...................        -         4,291          -        5,116
                                                     -------     -------      -------    -------
Weighted average fully diluted common and
 common equivalent shares outstanding............     25,077      39,213       22,791     37,155
                                                     -------     -------      -------    -------
                                                     -------     -------      -------    -------
Fully diluted net income per share of common
 stock...........................................    $  0.25     $  0.78      $  0.48    $  1.35
                                                     -------     -------      -------    -------
                                                     -------     -------      -------    -------





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